EXHIBIT 99.1

City National Corp. Announces Acquisition of Lee Munder Capital Group

LOS ANGELES, June 9, 2009 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of City National Bank, today announced it has agreed to acquire a majority interest in Lee Munder Capital Group, a Boston-based investment firm that manages assets for corporations, pensions, endowments and affluent households.

Formed in 2000, Lee Munder Capital Group provides its clients with a variety of investment strategies, including small-cap growth, small- and mid-cap value, global multi-cap, large-cap core, international equities and fixed income. On average, the firm's portfolio managers have more than 20 years of experience in the investment management industry.

Lee Munder Capital Group will merge with Independence Investments, a Boston-based institutional asset management firm in which City National holds a majority interest. The combined company will become City National's primary institutional asset management affiliate. With more than $4 billion of assets under management, it will operate under the Lee Munder Capital Group name and as an affiliate of Convergent Capital Management LLC, the Chicago-based asset management holding company that City National acquired in 2003.

"The combination of high-quality product offerings from Lee Munder and Independence will strengthen and diversify the institutional asset management capabilities available to our clients," said Richard Gershen, Executive Vice President of Wealth Management for City National. "The combined firm will have the management and investment talent, financial strength, infrastructure and marketing capabilities needed to grow and provide clients with long-term investment performance and superior service."

Lee Munder Capital Group President Kenneth Swan will serve as the combined firm's Chief Executive Officer. He and Chief Investment Officer Jeffrey Davis will oversee investment decisions and risk management. The firm's management and investment teams and its founder, Lee Munder, will have a significant and broadly held minority interest in the business.

"We're excited about our new partnership," said Swan. "City National and Convergent Capital Management have a strong track record of investing in entrepreneurial firms through partnerships that preserve each affiliate's investment culture and operating autonomy."

Munder, the founder and current CEO of Lee Munder Capital Group, said: "This is a great way to position our firm for its next stage of growth. It allows us to broaden our distribution, gives us additional growth capital and provides a knowledgeable partner dedicated to the investment management business. In addition, our senior management has an increased equity stake in the company as well as a clear path to acquire more equity ownership as the firm grows. This will enable the firm to consistently attract and retain talented people."

With the addition of Lee Munder Capital Group, City National and its eight investment affiliates will manage or administer nearly $49 billion of client investment assets, including more than $32 billion under direct management.

Terms were not disclosed, but City National expects to complete the acquisition in the third quarter of 2009.

Berkshire Capital Securities LLC served as advisor to both parties.

About City National

City National Corporation, the parent company of City National Bank, is headquartered in Los Angeles and backed by $16.9 billion in total assets. In addition to wealth management services, the company provides banking solutions through 63 offices, including 15 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

About Lee Munder Capital Group

Based in Boston, Lee Munder manages funds for institutional and private clients. For more information, visit the company's Website at www.leemunder.com.

About Independence Investments

Independence is a Boston-based institutional asset management firm. City National acquired majority ownership of the firm in 2006. For more information, go to the company's Website at http://www.independence.com.

CONTACT:  City National Corporation
          Investor Contact:
          Christopher J. Carey
            310.888.6777
            Chris.carey@cnb.com
          Media Contact:
          Cary Walker
            213.673.7615
            Cary.walker@cnb.com